Exhibit 99

TITAN INTERNATIONAL, INC. ELECTS DIRECTORS AND OFFICERS

QUINCY, Ill.— May 13, 2011 - Titan International, Inc. (NYSE: TWI) held on May 12, 2011, its annual meeting of stockholders.

At Titan’s annual meeting of stockholders, Richard M. Cashin Jr., Albert J. Febbo and Mitchell I. Quain were elected by the stockholders to serve as directors for a three-year term. Titan stockholders voted to ratify PricewaterhouseCoopers LLP as the independent registered public accounting firm for 2011.  An amendment to the Titan International, Inc. 2005 Equity Incentive Plan to increase the number of shares of common stock reserved by 2.1 million shares and to make a technical amendment was also ratified.

Titan shareholders approved a non-binding advisory resolution on executive compensation and recommended, by non-binding advisory vote, the frequency of holding an advisory vote on executive compensation to be one year.

Titan’s Board of Directors held a Board meeting on this date and re-elected Maurice M. Taylor Jr. as chairman and chief executive officer (CEO), Erwin H. Billig as vice chairman, Paul G. Reitz as chief financial officer (CFO), Kent W. Hackamack as executive vice president of corporate development and Cheri T. Holley as vice president and secretary.

Titan International, Inc., a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction and consumer (including all terrain vehicles) applications. For more information, visit www.titan-intl.com.

Contact: Krista Gray
IR Manager
(217) 221-4773